United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 22, 2005

TRANSGENOMIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30975
(State of Formation)	(Commission File Number)

911789357

(IRS Employer Identification Number)

12325 Emmet Street Omaha, NE	68164
(Address of principal executive offices)	(Zip Code)

(402) 452-5400

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(c))

Item 1.02 Termination of a Material Definitive Agreement.

The Registrant terminated its Second Amended and Restated 2001 Employee Stock Purchase Plan (the “Plan”) on December 22, 2005. The decision to terminate the Plan was approved by the Board of Directors and was based on a determination that the anticipated benefits from the Plan were not sufficient to justify the ongoing administrative burden and cost of the Plan. The Registrant expects no material costs associated with the termination of the Plan.

Item 2.05 Costs Associated with Exit or Disposal Activities

On December 22, 2005, the Board of Directors of the Registrant voted to either sell or close and liquidate the Registrant’s Nucleic Acids operating segment. This decision was made after an evaluation of, among other things, short and long-term sales projections for products sold by the Nucleic Acids operating segment, including estimates of 2006 sales to the operating segment’s largest customer. While opportunities to sell this operating segment as on ongoing business are being evaluated, the Registrant has commenced procedures, including notification of affected employees, which may lead to closure of the nucleic acids facility in Glasgow, Scotland as early as the first quarter of 2006. Closure of this facility would result in cash closure costs of approximately $1.0 million in 2006 that relate primarily to statutory payments to affected employees. The Registrant expects to record a charge related to these closure costs in the fourth quarter of 2005.

Item 2.06 Material Impairments

Based on short and long-term sales projections for products sold by the Registrant’s Nucleic Acids operating segment, including estimates of 2006 sales to the operating segment’s largest customer, management of the Registrant has concluded that the assets of this operating segment are impaired as of December 22, 2005 and that a non-cash charge for this impairment is required to be taken in the fourth quarter of 2005. The Registrant estimates that the non-cash impairment charge (related primarily to inventory, property and equipment) will range from $7.0 million to $10.0 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSGENOMIC, INC.

By	/s/ Mitchell L. Murphy
Mitchell L. Murphy Vice President, Secretary and Treasurer

December 29, 2005

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